UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2025

Arcus Biosciences, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38419	47-3898435
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3928 Point Eden Way
Hayward, California	94545
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (510) 694-6200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.0001 Per Share	RCUS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

On February 18, 2025, Arcus Biosciences, Inc. (the “Company”) reported that, as of December 31, 2024, it had approximately $992 million in cash, cash equivalents and marketable securities. This estimate of its cash, cash equivalents and marketable securities balance is preliminary and subject to completion of its financial closing procedures, including the completion of management’s reviews. Accordingly, the unaudited preliminary cash, cash equivalents and marketable securities balance set forth above reflects its preliminary estimate with respect to such information, based on information currently available to management, and may vary from its actual financial position as of December 31, 2024. Further, this preliminary estimate is not a comprehensive statement or estimate of its financial results or financial condition as of December 31, 2024.

Item 8.01 Other Events.

The contents of Item 2.02 above are also incorporated by reference into this Item 8.01.

Gilead Opt-in Decision

On February 18, 2025, the Company announced that the time-limited exclusive option of Gilead Sciences, Inc. (“Gilead”) to the casdatifan program has expired without exercise by Gilead. As a result, Gilead has no future rights to casdatifan; the Company retains full global development and commercial rights, subject to Taiho Pharmaceutical Co., Ltd.’s option right for its territory, which is limited to Japan and certain other Asian countries (excluding China).

ARC-20 Data Release

On February 15, 2025, the Company reported new data from three cohorts of its ARC-20 study for casdatifan in patients with metastatic clear cell renal cell carcinoma, most of whom had progressed on at least two prior lines of therapy, including both an anti-PD-1 and a VEGFR tyrosine kinase inhibitor therapy. The new data include median progression-free survival and overall response rate (“ORR”) for the cohort evaluating 50mg of casdatifan twice a day (“BID”), and ORR for the cohorts evaluating 50mg of casdatifan once daily (“QD”) and 100mg QD. The patient population was heavily pretreated; more than half (52-59%) of subjects received at least three prior lines of therapy and approximately one quarter (24-29%) had received at least four prior lines of therapy. Most patients (70-76%) had an International Metastatic Renal Cell Carcinoma Database Consortium risk factor of intermediate or poor.

With a data cut-off of January 3, 2025 (the “DCO”), most patients (81-87%) experienced disease control with either a partial response or stable disease. The median duration of response had not been reached, with all but two of the 26 responders across all three cohorts still on treatment.

No unexpected safety signals were observed at the time of the DCO, and casdatifan had an acceptable and manageable safety profile across all doses. Across all three cohorts, one patient discontinued treatment as a result of anemia and two due to hypoxia. A summary of the efficacy and safety results is below:

	50mg BID (n=32)	50mg QD (n=28)	100mg QD Tablet (Go-forward dose) (n=27)
Efficacy[a]
Median Follow-up	15 months	12 months	5 months[b]

Median Progression-Free Survival [95% CI]	9.7 months (5.5, NE)	NE (6.8, NE)	NE

Confirmed ORR per RECIST v1.1 [95% CI]	25% (8)[c] [11.5, 43.4]	32% (9)[c] [15.9, 52.4]	33% (9) [16.5, 54.0]

Best Overall Response[d]: Complete Response Partial Response Stable Disease Progressive Disease	31% (10) 0 31% (10) 50% (16) 19% (6)	32% (9) 4% (1) 29% (8) 54% (15) 14% (4)	33% (9) 0 33% (9) 52% (14) 15% (4)[e]

Median Time to Response	2.8 months	4.1 months	1.6 months

Disease Control Rate [95% CI]	81% [63.6, 92.8]	86% [67.3, 96.0]	85% [66.3, 95.8]
Safety[f]
Any Serious Treatment-Emergent Adverse Events (TEAEs) related to casdatifan	3% (1)	10% (3)	7% (2)

Grade ≥3 TEAEs related to casdatifan Anemia Hypoxia	42% (14) 9% (3)	32% (10) 7% (2)	17% (5) 10% (3)

CI=confidence interval, NE=not estimable

[a]

Efficacy-evaluable population for this expansion cohort is defined as all eligible participants who received any study treatment and have at least one post-baseline efficacy assessment, or who discontinue study treatment due to progressive disease or death.

[b]	Majority of patients (n=21) were still on treatment at time of DCO.

[c]	In the 50mg BID cohort, one unconfirmed responder remains on treatment. In the 50mg QD cohort, one unconfirmed responder became a confirmed responder after the DCO, increasing the cORR to 32%.

[d]	Unconfirmed best overall response.

[e]	Includes two patients with radiological progressive disease and two patients who had clinical progression before the first scan.

[f]	The safety-evaluable population included all dose expansion enrolled patients who received any amount of any study treatment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCUS BIOSCIENCES, INC.

Date: February 18, 2025	By:	/s/ Terry Rosen
Terry Rosen, Ph.D.
Chief Executive Officer (Principal Executive Officer)